CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Endava plc of our report dated September 4, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Endava plc's Annual Report on Form 20-F for the year ended June 30, 2025.

/s/ PricewaterhouseCoopers LLP
Reading, United Kingdom
September 4, 2025

PricewaterhouseCoopers LLP, 3 Forbury Place, 23 Forbury Road, Reading, Berkshire RG1 3JH
T: +44 (0) 1189 597 111, F: +44 (0) 1189 383 020, www.pwc.co.uk
PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is
1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.